UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 16, 2007

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Implementation Agreement

On December 17, 2007, Epicor Software Corporation (“Epicor”) announced that it reached an agreement on the terms of the recommended acquisition of NSB Retail Systems PLC (“NSB”) by Epicor pursuant to a scheme of arrangement under section 425 of the United Kingdom Companies Act 1985 whereby shareholders of NSB will receive 38 pence (GBP) in cash per NSB ordinary share (the “Scheme”). In connection with the Scheme, Epicor and NSB entered into an Implementation Agreement on December 16, 2007, which governs their relationship during the period until the Scheme becomes effective, lapses or is withdrawn.

Among other things, pursuant to the Implementation Agreement, Epicor and NSB have agreed to cooperate to implement the Scheme and NSB has agreed to certain undertakings and covenants concerning the conduct of its business and the provision of certain further information to Epicor during the interim period. The Implementation Agreement also contains certain customary conditions which must satisfied in order for the Scheme to become effective, including approval of NSB shareholders and certain antitrust approvals. In addition, pursuant to the Implementation Agreement, NSB has agreed to pay Epicor a fee of £1,600,000 as an inducement for Epicor carrying out is due diligence investigation in connection with the Scheme (the “Inducement Fee”) in the following circumstances:

•	the Scheme lapses or is withdrawn and a competing proposal is announced prior to the date which is 3 months after the date the Scheme lapses or is withdrawn; or

•	NSB’s Board of Directors withdraws or adversely modifies their recommendation of the proposals related to the Scheme and the Scheme lapses or is withdrawn.

The foregoing description of the Implementation Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement, which will be filed as an exhibit to a future periodic or current report.

Credit Agreement

On December 16, 2007, Epicor and certain of its subsidiaries entered into a credit agreement (the “Credit Facility”) arranged by Banc of America Securities LLC, as Sole Lead Arranger and Book Manager and with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”), KeyBank National Association, as Syndication Agent and a group of financial institutions, as lenders, which provides for term loans in an amount up to $100 million and revolving loans in an amount up to $100 million (inclusive of a $20 million letter of credit sublimit, a $10 million swing line loan sublimit and a $30 million sublimit for foreign currency loans), with an option for Epicor to increase the revolving loan commitments and/or the term loan commitments by an aggregate amount of up to $50 million with new or additional commitments subject only to the consent of the lender(s) providing the new or additional commitments, and provided that no default or event of default exists at the time of any increase for a total secured loan facility of up to $250 million. Funds available under the Credit Facility may be used by Epicor to finance its acquisition of NSB and to pay the fees and expenses incurred in connection with its acquisition of NSB and to provide ongoing working capital and for other general corporate purposes of Epicor and its subsidiaries following the acquisition of NSB.

Interest under the Credit Facility is based, at the option of Epicor, on either (i) the base rate, which is defined as a fluctuating rate per annum equal to the higher of the average rate of the overnight federal funds and Administrative Agent’s prime rate as announced from time to time, plus a margin equal to between .50% and 1.75%, depending on Epicor’s senior secured leverage ratio as of the fiscal quarter most recently ended or (ii) a floating per annum rate (based upon one, two, three, six or nine-month interest periods) based on BBA LIBOR plus a margin equal to between 1.50% and 2.75%, depending on Epicor’s senior secured leverage ratio as of the fiscal quarter most recently ended. A default interest rate shall apply on principal amounts not paid when due, and in certain circumstances on all obligations during an event of default under the Credit Facility, at a rate per annum equal to 2.0% above the applicable interest rate. Term loans will be repaid in quarterly installments, with (i) principal being amortized at a rate of 5% of the original principal amount of the term loans during the first year; (ii) 10% of the original principal amount of the term loans during the second year; (iii) 15% of the original principal amount of the term loans during the third year; (iv) 20% of the original principal amount of the term loans during the fourth year; and (v) 50% of the original principal amount of the term loans during the fifth year (the “Maturity Date”). Revolving loans may be borrowed, repaid and reborrowed until the Maturity Date. Swing line loans will be repaid on the earlier of the date ten business days after such loan is made and the Maturity Date. Term Loans are subject to mandatory prepayment under certain circumstances, including in connection with Epicor’s receipt of proceeds from certain issuances of equity or debt, sales of assets and insurance and condemnation proceeds. The Credit Facility may be prepaid in whole or in part at any time without premium or penalty.

The Credit Facility is guaranteed by certain of Epicor’s material domestic subsidiaries (each a “Guarantor” and collectively, the “Guarantors”) and the obligations under the Credit Facility are secured by substantially all of Epicor’s and each Guarantor’s assets. The Credit Facility contains customary affirmative, negative and financial covenants, including, among other requirements, negative covenants that restrict Epicor’s ability to create liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make distributions, enter into transactions with affiliates, enter into restrictive agreements, amend or modify terms of certain debt, enter into sale leasebacks, and financial covenants that establish applicable fixed charge coverage ratios and limit the maximum leverage ratios that Epicor can maintain at any one time.

The Credit Facility contains events of default, that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross-defaults to certain other indebtedness, bankruptcy and insolvency defaults, material judgments, ERISA defaults, events constituting a change of control and certain required cash payments. The occurrence of an event of default could result in an increased interest rate, the acceleration of Epicor’s obligations under the Credit Facility and an obligation of Epicor or any Guarantor to repay the full amount of Epicor’s borrowings under the Credit Facility.

The foregoing description of the Credit Facility is only a summary, does not purport to be complete and is qualified in its entirety by reference to the agreements related to the Credit Facility, which will be filed as an exhibit to a future periodic or current report.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Facility, on December 17, 2007, Epicor terminated its Credit Agreement, dated as of March 30, 2006, among Epicor, the lenders party thereto, KeyBank National Association, as Administrative Agent, Sole Book Manager and Letter of Credit Issuing Lender and Bank of America, N.A., as Documentation Agent (the “Prior Credit Agreement”) pursuant to a payoff letter between the parties. A description of the material terms of the Prior Credit Agreement can be found under Item 1.01 in the Form 8-K filed by the Company on April 5, 2006 and such description is incorporated herein by reference. There were no premiums or penalties incurred by the Company in connection with the termination of the Prior Credit Agreement. Amounts outstanding under the Prior Credit Agreement were deemed paid in full on the termination date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Credit Agreement” in Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated December 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: December 20, 2007	By:	/s/ JOHN D. IRELAND
John D. Ireland Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 17, 2007